EXHIBIT 24.1

POWER OF ATTORNEY AUTHORIZATION BY MEMBERS OF THE BOARD OF DIRECTORS PRESENT AT THE FEBRUARY 21, 2007 MEETING OF THE COMPANY’S BOARD OF DIRECTORS:

FURTHER RESOLVED, that if the Plan is approved by stockholders, it is desirable and in the best interest of the Company that securities for the Amended and Restated Directors’ Equity Compensation Plan be qualified or registered for sale in the United States and various states thereof; that the Company is authorized to register for sale under the Securities Act of 1933, as amended, 500,000 shares of its common stock to be issued under the Amended & Restated Directors’ Equity Compensation Plan; that the Chairman, CEO, President or any Vice President, and the Secretary or any Assistant Secretary are hereby authorized to determine the states in which appropriate action shall be taken to qualify or register for sale all or such part of the securities of the Company as said officers may deem advisable; that said officers are hereby authorized to perform on behalf of this Corporation any and all such acts as they may deem necessary or advisable in order to comply with the applicable laws of any such states, and in connection therewith to execute and file all requisite papers and documents, including, but not limited to applications, reports, surety bonds, irrevocable consents and appointment of attorneys for service of process; the execution by such officers of any such paper or document or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefor from the Company and the approval and ratification by the Company of the papers and documents so executed and the action so taken; and the 500,000 shares of Company common stock when issued will be validly issued, fully paid, and non-assessable.